EXHIBIT 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

Dated as of February 13, 2008

By and Among

MACROVISION CORPORATION

and

FLEXCO HOLDING COMPANY, INC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2008, by and among Macrovision Corporation, a Delaware corporation (“Mars”) and certain Affiliates of Mars to be identified by Mars to take part in the transaction (collectively with Mars, “Sellers” and each individually with Mars, a “Seller”) and Flexco Holding Company, Inc., a Delaware corporation (“Pluto”) and certain Affiliates of Pluto to be identified by Pluto to take part in this transaction (collectively with Pluto, “Buyers” and each individually with Pluto, a “Buyer”). Prior to the Closing, each of Mars and Pluto will inform the other of any of its Affiliates which will become a party to any Transaction Documents as of the Closing. Each of Mars and Pluto acknowledges and agrees that the other retains the right to have all of its obligations performed by, and all of its rights inure to the benefit of, its identified Affiliates; provided, however, that any such designation of Affiliates will not relieve such party of its obligations under the Transaction Documents, to the extent such identified Affiliates fail to perform such obligations. Each of Sellers and Buyers may hereafter be referred to as a “party” or collectively as “parties.”

RECITALS:

A. Seller is engaged, among other things, in the business of designing, manufacturing, marketing, selling and supporting its software business, which consists of entitlement management and software asset management solutions comprised of the FLEXnet segment and a suite of software installation and packaging solutions comprised of the Installer and the AdminStudio segments (the “Business”);

B. The Installer segment of the Business is comprised of: (i) the InstallShield Windows installation tool, (ii) the InstallAnywhere installation toolset, and (iii) the InstallShield Collaboration product; and the AdminStudio segment of the Business is comprised of: (i) the AdminStudio toolset, and (ii) the Workflow Manager application management system;

C. The FLEXnet segment of the Business is comprised of the FLEXnet Publisher, FLEXnet Operations, FLEXnet Delivery, FLEXnet Connect and FLEXnet Manager solutions;

D. Buyer is interested in purchasing, and Seller is interested in selling, the Business, including, without limitation, all of Seller’s right, title and interest in, to and under certain assets, properties and rights of the Business as set forth herein; and

E. The Parties desire that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase from Seller, the Purchased Assets (as defined below) that are owned by Seller, that Seller convey the rights in the Licensed Assets (as defined below), that Buyer convey the rights in the Licensed-Back Assets (as defined below), and that Buyer assume from Seller the Assumed Liabilities (as defined below), subject to the terms and conditions set forth in this Agreement (the “Acquisition”), and desire to enter into a Transitional Services Agreement in substantially the form attached hereto as Exhibit A (the “Transitional Services Agreement”).

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the Assets;

Purchase Price; Possession

1.1 Assets, Liabilities and License Back.

(a) Purchased Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, all of Seller’s right, title and interest in, to and under the assets (i) exclusively used in the operation of the Business or (ii) otherwise described on Exhibit B (collectively the “Purchased Assets”).

(b) Excluded Assets. Seller shall not sell, assign, transfer, convey or deliver to Buyer hereunder, and Buyer shall not purchase hereunder, any assets of Seller or Seller’s business of whatever nature whether presently in existence or arising hereafter, except for the Purchased Assets, and any such assets other than Purchased Assets, are herein referred to as “Excluded Assets”. However, Seller hereby grants Buyer certain rights to the Excluded Assets listed in Schedule 1.1(b) (the “Licensed Assets”) which rights are also described in Schedule 1.1(b). THE LICENSED ASSETS ARE LICENSED TO BUYER “AS IS” WITHOUT WARRANTY OF ANY KIND, AND SELLER DISCLAIMS ALL WARRANTIES PERTAINING THERETO, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

(c) Liabilities Assumed by Buyer. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Seller herein, effective as of the Closing Date, Buyer shall assume and be obligated pursuant to this Agreement to pay when due, perform or discharge only the debts, claims, liabilities, obligations and expenses described below and on Schedule 1.1(c) (collectively, the “Assumed Liabilities”):

(i) (A) product liability for the Inventory; and (B) executory obligations arising from the Assumed Contracts which are to be performed after the Closing Date; provided, however, that Buyer shall not assume any (x) accrued legal costs or expenses related to any Excluded Liabilities, or (y) obligations arising from any Contracts attributable or relating to the Business, the rights to which are not, for any reason, assigned to Buyer as required pursuant to the terms of this Agreement;

(ii) Buyer’s share of Transfer Taxes in accordance with Section 1.3;

(iii) subject to Section 7.8, all Liabilities in connection with, arising under or pursuant to, the Seller Intellectual Property comprising a portion of the Purchased Assets, whether or not occurring prior to the Closing Date;

(iv) all Liabilities of Seller with respect to accrued vacation and severance, if any, of all the Retained Employees;

(v) all Liabilities of Seller with respect to its office leases in Schaumburg, Illinois, Cheshire, England, and Maidenhead, England;

(vi) Liabilities of Seller to accept returns or to provide product warranty services with respect to customers of the Business, regardless of when the products or services associated with the Business were purchased; and

(vii) all current trade accounts payable, current accrued expenses and other current liabilities, in each case to the extent related to the Business arising in the ordinary course of business consistent with past practice and calculated in accordance with GAAP (the “Accounts Payable”).

Buyer shall indemnify Seller with respect to the Assumed Liabilities in accordance with Article VII. Seller shall retain (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms, and indemnify Buyer with respect thereto in accordance with Article VII hereof), all other liabilities not specifically identified above and/or on Schedule 1.1(c).

(d) Excluded Liabilities. Except as set forth in Section 1.1(c) or any other express provision of this Agreement, Buyer shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations, damages or expenses of Seller (whether known or unknown, contingent or absolute, or arising before, on or after the Closing Date), including, without limitation, any (i) liability for Taxes (other than Taxes that are otherwise expressly attributed to or assumed by Buyer pursuant to this Agreement); (ii) obligations under Contracts of Seller not constituting Assumed Contracts; (iii) payment of any amounts pursuant to retention, stay bonus or similar agreements entered into prior to the Closing by Seller in connection with or related to the transactions contemplated by this Agreement; (iv) obligations of Seller incurred in connection with Seller’s operation of business activities other than the Business; (v) obligations related to intellectual property infringement claims known to Seller prior to the Closing Date; (vi) obligations with respect to being a member or part of Seller’s control group or affiliated group, or by virtue of being owned or controlled by Seller, under ERISA, or with respect to discrimination, wrongful termination or other employee claims the underlying facts of which relate to the pre-Closing period; (vii) obligations with respect to formerly leased or owned real properties; (viii) obligations with respect to offsite disposal of hazardous substances; (ix) any liability or obligation of Seller arising out of or relating to the execution and delivery of this Agreement, including any claim for payment of fees and/or expenses as a broker or finder in connection with the origination, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller; (x) any of Seller’s liabilities or obligations for indebtedness other than Assumed Liabilities; (xi) any liability or obligation relating to any Excluded Asset; (xii) any accrued expenses (to the extent not included in the definition of Accounts Payable); and (xiii) obligations with respect to any Actions pending or threatened prior to the Closing Date (collectively, the “Excluded Liabilities”).

(e) License Back. Effective as of the Closing, upon the terms and subject to the conditions of this Agreement, Buyer grants to Seller a fully-paid, perpetual, irrevocable, world-wide, transferable, assignable, sublicensable, non-exclusive license to use the Purchased Assets set forth in Schedule 1.1(e) (the “Licensed-Back Assets”) without restriction outside the

Business. For the avoidance of doubt, fields of use relating to: (i) the existing businesses of Seller other than the Business, as currently conducted, or as publicly disclosed to be contemplated to be conducted, and (ii) any of the existing businesses to be acquired in the acquisition of Gemstar-TV Guide International, Inc., both (i) and (ii), as publicly disclosed in Seller’s Form 8-K and Rule 425 filings with the Securities and Exchange Commission between December 1, 2007 and the date of this Agreement, shall not be considered to be in the field of the Business. THE LICENSED-BACK ASSETS ARE LICENSED TO SELLER “AS IS” WITHOUT WARRANTY OF ANY KIND, AND BUYER DISCLAIMS ALL WARRANTIES PERTAINING THERETO, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

1.2 Purchase Price and Payment Terms.

(a) The aggregate purchase price for the Purchased Assets and the rights granted to the Licensed Assets in Section 1.1(b) (the “Cash Purchase Price”) is $200,000,000 adjusted by the amount (if any) by which the Business’s Working Capital as shown on the Closing Statement (the “Closing Working Capital”) is more or less than $28,000,000 (not more than $20,000,000 of which will be cash at Buyer’s election not less than 10 days prior to the Closing). “Working Capital” means the net book value as of the Closing Date of (i) cash plus Accounts Receivable (as such term is defined in Exhibit B) minus (ii) the Accounts Payable. Working Capital shall be calculated in the manner set forth on Schedule 1.2(a).

(b) At the Closing, Buyer shall purchase from Seller the Purchased Assets and the rights to the Licensed Assets described in Section 1.1(b), and shall assume the Assumed Liabilities.

(c) At the Closing, Buyer shall deliver to Seller $200,000,000 in immediately available funds.

(d) Within ninety (90) days following the Closing Date, Buyer shall deliver to Seller a statement (in its final and binding form as determined below, the “Closing Statement”) setting forth the Closing Working Capital as of the close of business on the day before the Closing Date. The Closing Statement shall include all known adjustments required in a year-end closing of the books and shall be prepared in accordance with GAAP. Seller shall cooperate as reasonably requested in connection with the preparation of the Closing Statement. During the 30-day period immediately following Seller’s receipt of the Closing Statement, Seller shall be permitted to review Buyer’s working papers related to the preparation of the Closing Statement and determination of the Closing Working Capital. The Closing Statement shall become final and binding upon the parties thirty (30) days following Seller’s receipt thereof, unless Seller shall give written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the twenty (20) days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Seller’s and its representatives’ working papers relating to the Notice of Disagreement. If, at the end of the 20-day period referred to above, the matters in dispute have not been fully resolved, then the parties shall submit to a mutually agreed upon independent accounting firm (the “Accounting Firm”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Closing Working Capital to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Accounting Firm’s determination will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the determination of the Closing Working Capital shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shall be paid by the party determined by the Accounting Firm to be the non-prevailing party in connection with the dispute; provided, however, that if the Accounting Firm shall determine in its reasonable discretion that neither party shall be the non-prevailing party, then such fees and expenses shall be borne 50% by the Seller and 50% by the Buyer.

(e) If $200,000,000 is greater than the Cash Purchase Price, Seller shall, within three (3) business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to Buyer, in immediately available funds the amount of such difference.

(f) If the Cash Purchase Price is greater than $200,000,000, Buyer shall, within three (3) business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to Seller, in immediately available funds the amount of such difference.

1.3 Sales, Use and Transfer Taxes. To the extent that the Transfer Taxes do not exceed $1,000,000, Buyer and Seller shall each be responsible for one half of any sale or use, transfer, value added, real property gains, excise, stamp or other similar Taxes (“Transfer Taxes”) imposed by reason of the transfer of the Purchased Assets, the license rights granted in Section 1.1(b) and the Assumed Liabilities provided hereunder and any deficiency, interest or penalty asserted with respect thereto. The party which is obligated by law to remit the Transfer Tax to the applicable governmental agency shall pay the entire Transfer Tax when due, and shall be reimbursed one-half of the Transfer Tax using the reimbursement procedures set forth in Section 4.7(f). Buyer and Seller agree to cooperate to the extent legally permitted to minimize any transfer taxes arising out of or relating to the transactions contemplated by this Agreement, including without limitation by Buyer accepting delivery of software assets located in the State of California by electronic transmission from Seller’s place of business to Buyer’s computers in accordance with California Sales and Use Tax Regulation 1502(f)(1)(D), with Seller having no obligation to deliver any tangible assets in connection with the delivery of such software. To the extent that the Transfer Taxes exceed $1,000,000 (such amount, the “Excess Transfer Taxes”), Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any such Excess Transfer Taxes imposed by reason of the transfer of the Purchased Assets and the Assumed Liabilities provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

1.4 Transfer of Purchased Assets and Assumed Liabilities. The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements, deeds, endorsements, consents or other instruments in such form as is necessary to effect a conveyance of good right, title and interest in, to and under the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, and which shall be satisfactory to the Buyer and the Seller, to be executed and delivered (upon the terms and subject to the conditions hereof) on the Closing Date by the Seller and/or its applicable subsidiaries and the Buyer.

1.5 Procedures for Assets and Contracts Not Transferable. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to the Buyer of any Purchased Asset is prohibited by applicable law or would require any governmental or third-party authorizations, approvals, consents or waivers (collectively, “Consents”) or would constitute a breach or would in any way adversely affect the rights of the Buyer to any Purchased Asset, each of the Seller and the Buyer shall use its, and shall cause its subsidiaries and Affiliates to use their respective, commercially reasonable efforts to obtain such Consents prior to the Closing and if any such Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute an agreement to sell, convey, transfer, assign or deliver (or a sale, conveyance, transfer, assignment or delivery of) such Purchased Asset if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that, subject to the satisfaction or waiver of the conditions set forth in this Agreement, the Closing shall occur notwithstanding the foregoing on the terms set forth herein; and provided further, however, that the Seller shall not be relieved of its obligation to sell, convey, transfer, assign and deliver, and the Buyer of its obligation to purchase, such Purchased Assets. Following the Closing, the parties shall use their commercially reasonable efforts and shall cooperate with each other to obtain promptly such Consents. If such Consent is obtained, Seller shall, and shall cause its subsidiaries and Affiliates to, promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Asset to the Buyer. The provisions of this Section 1.5 shall not in any way limit the Buyer’s rights under this Agreement in the event that the conditions to Closing are not satisfied.

1.6 Payments Post-Closing. If, following the Closing Date, the Seller or any of its subsidiaries receives any payment or other proceeds (including the benefit of a mistaken payment) (i) relating to any Purchased Assets, or (ii) otherwise relating to the conduct or operation of the Business after the Closing Date, the Seller shall, and shall cause its subsidiaries to, promptly remit to the Buyer the amount of any such payments to the extent relating to the Purchased Assets.

ARTICLE II

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows, subject to such exceptions as are disclosed in a disclosure schedule supplied by Seller to Buyer (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder, as of the date of this Agreement and as of the Closing Date. The Disclosure Schedule exceptions shall be arranged according to specific sections in this Article II and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article II and any other section in this Article II where it is reasonably apparent that the disclosure would reasonably be expected to apply to such other section. For the avoidance of doubt, each of the representations and warranties set forth in this Article II shall be read as applying equally to each of the Sellers and all references herein to the “Seller” shall be read to include, as appropriate, each Seller.

2.1 Organization. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority to conduct the Business as it is presently being conducted and to sell and convey the Purchased Assets to Buyer. With respect to the Business, Seller is duly qualified or licensed to do business and is in good standing as a foreign company in each of the jurisdictions in which Seller currently operates, and there are no other jurisdictions in which the conduct of its business or the ownership or lease of its assets requires such qualification under applicable law.

2.2 Authorization. The execution and delivery of this Agreement and each agreement, instrument, certificate and document being or to be executed and delivered by a Party pursuant to this Agreement (each a “Transaction Agreement”) by Seller and the performance of all obligations hereunder and thereunder have been duly authorized and no other action or approval is necessary for the execution, delivery or performance of this Agreement and each Transaction Agreement by Seller. Seller has the requisite corporate power and authority to execute and deliver this Agreement, each Transaction Agreement and such other agreements and instruments as are contemplated hereby. This Agreement and each Transaction Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

2.3 No Conflict. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), neither the execution and delivery of this Agreement or any Transaction Agreement by Seller, nor the consummation of the transactions contemplated hereunder, will:

(a) except for such conflicts, breaches or defaults as would not (i) affect, in any material respect, Seller’s ability to convey the Purchased Assets or otherwise complete the transactions contemplated hereunder, or (ii) materially affect the Business or the Buyer’s ability to conduct the Business following the Closing, conflict with or result in a breach by Seller, or constitute default by Seller under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of: (W) any material mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement, or any other material Contract to which any of the Purchased Assets is subject, (X) the Certificate of Incorporation or Bylaws of Seller, or (Y) any judgment, order, writ, injunction, decree or demand of any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing (a “Governmental Entity”) to which any of the Purchased Assets are subject;

(b) result in the creation or imposition of any material lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) (collectively, an “Encumbrance”) upon the Purchased Assets;

(c) require the consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person to be made or obtained by Seller in connection with the execution and delivery by Seller of this Agreement or any of the Transaction Agreements and the consummation of the transactions contemplated hereby; or

(d) subject to obtaining necessary consents, approvals and actions, making necessary filings and giving required notices, violate any provision of applicable law relating to the Business or the Purchased Assets (other than such conflicts, violations or breaches which would not, in any material respect, adversely affect (i) the validity or enforceability of this Agreement or any of the Transaction Agreements, or (ii) Seller’s ability to convey the Purchased Assets free and clear of any claims or Encumbrances or otherwise complete the transactions contemplated hereunder). As used in this Agreement, any reference to any fact, circumstance, event, effect or change having a “Material Adverse Effect” or a “material adverse change” means a fact, circumstance, event, effect or change that is materially adverse to the Business, or when used in reference to a party, the business or financial condition of such party and its subsidiaries, taken as a whole, but shall not include events or effects relating to or resulting from (A) changes in general economic or political conditions on the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on the Business or such party and its subsidiaries, taken as a whole; (B) changes or developments in the industries in which the Business operates to the extent such changes or developments do not disproportionately impact the Business; (C) changes in law to the extent such changes do not disproportionately impact the Business or such party; (D) compliance with the terms of, or the taking of any actions required to be taken (other than the failure to perform a covenant or deliver the Purchased Assets) by the Agreement; (E) any acts of terrorism or war to the extent such acts do not disproportionately impact the Business or such party; (F) changes in generally accepted accounting principles or the interpretation thereof to the extent such changes do not disproportionately impact the Business or such party; (G) any litigation relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby; and (H) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but, for the avoidance of doubt, not the underlying facts and circumstances).

2.4 Judgments; Litigation. There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity against Seller, the Purchased Assets or the Business which seeks to or is reasonably likely to have the effect of preventing Seller from conveying the Purchased Assets, or (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative (“Action”), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending against Seller, the Purchased Assets or the Business which, if resolved adversely to Seller would be reasonably likely to impair Seller’s ability to convey the Purchased Assets or materially adversely affect the Business.

2.5 Intellectual Property and Proprietary Rights.

(a) For the purposes of this Agreement, “Intellectual Property” shall mean all worldwide (i) patents (including but not limited to continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof) and inventions or discoveries (whether patentable or not and whether reduced to practice or not), (ii) works of authorship and any copyrights therein (including but not limited to databases and computer software, records and data, and all media on which any of the foregoing is recorded), (iii) trademarks, service marks, Internet domain names, URLs, logos, trade names and trade dress, brand names and other source indicators, and all goodwill related thereto, (iv) trade secrets and confidential information (including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect and supplier lists, pricing and cost information, and marketing plans and proposals), (v) all other intellectual property rights under any laws or international conventions throughout the world, and (vi) any registrations and applications for registration of any of the foregoing, including all renewals, reissues and extensions thereof.

(b) Except as described in Schedule 2.5(b), to the Seller’s knowledge, Seller either has the exclusive right, title and interest in, or a valid and binding right under an Assumed Contract to use, all Intellectual Property used in the Business as currently conducted (collectively, the “Seller Intellectual Property”). Other than with respect to patents, the Licensed Assets, the Purchased Intellectual Property (as defined in Exhibit B) and the Intellectual Property licensed pursuant to an Assumed Contract constitutes all of the Intellectual Property necessary to operate the Business in the manner currently conducted. To the Seller’s knowledge, the patents necessary to use the Licensed Assets, the patents constituting the Purchased Intellectual Property and the Intellectual Property licensed pursuant to an Assumed Contract together constitute all of the patents necessary to operate the Business in the manner currently conducted. Schedule 2.5(b) contains, to the extent included in the Purchased Assets and the Licensed Assets, an accurate (i) description of all patents, registered trademarks, registered trade names, registered Internet domain names and registered copyrights and all applications and registration statements therefor, (any such registered intellectual property rights being referred to herein as “Registered Seller Proprietary Rights”) including the jurisdictions in which each such Registered Seller Proprietary Right has been issued or registered or in which any application for such issuance or registration has been filed and the applicable registration or application numbers and dates, used in the operation of the Business, and (ii) list of all material licenses and other material agreements with third parties related to third party Intellectual Property used in the operation of the Business (the “Third Party Licenses”), other than commercially available off-the-shelf software licenses or non-exclusive customer agreements entered into in the ordinary course of the Business, indicating for each such Third Party License if it is not also an Assumed Contract (as defined in Exhibit B). All registrations with Governmental Entities in respect of Registered Seller Proprietary Rights other than issued patents and, to the Seller’s knowledge, issued patents are valid and in full force and effect. Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract involving Intellectual Property used in the Business, nor, to Seller’s knowledge, is any counterparty thereto. To the Seller’s knowledge, the Intellectual Property of the Business is not being infringed or misappropriated by any other Person. No cancellation, termination, expiration or abandonment of any of the registrations and applications in respect of Registered Seller Proprietary Rights (except natural expiration or termination at the end of the full possible term) is anticipated by Seller and Seller is not aware of any questions or challenges with respect to the patentability, validity of any claims of, or enforceability of any such registrations and applications. Seller has not received written notice that Seller is infringing or misappropriating any Intellectual Property of any other Person, and to Seller’s knowledge no claim is pending or has been made or asserted to such effect that has not been resolved.

(c) Seller has taken reasonable steps to protect and preserve the confidentiality of all Seller Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights (“Seller Confidential Information”). Except as set forth on Schedule 2.5(c), all use by and disclosure to employees or others of Seller Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations.

(d) Except as set forth on Schedule 2.5(d), each current and former employee and contractor of Seller who is or was involved in, or who has contributed to, the creation or development of any Seller Intellectual Property has executed and delivered (and to the Seller’s knowledge, is in compliance with) an agreement which provides a valid written assignment to Seller of all title and rights to all Seller Intellectual Property. No third party has “moral rights” or rights to terminate any assignment or license with respect thereto.

(e) To the Seller’s knowledge, all Software is free of all viruses, worms, trojan horses and other infections or harmful routines. Seller uses commercially available antivirus software with the intention of protecting the Business’s software products from becoming infected by viruses and other harmful code. “Software” means software (whether in source code or object code), programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the Business, including, but not limited to, that operated by Seller on its web sites or used by Seller in connection with processing customer’s orders, storing customer’s information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Business.

(f) During the 36 month period prior to the Closing, Seller has not received any written notice (A) contesting the right of the Seller or any of its subsidiaries to use, exercise, sell, license, transfer or dispose of any Seller Intellectual Property or any products, processes or materials covered thereby in any manner or (B) challenging the ownership, validity or enforceability of any Seller Intellectual Property. No Seller Intellectual Property owned by Seller and, to the knowledge of Seller, no material in-licensed Intellectual Property that is incorporated into products or services of the Business (“In-Licensed IP”) is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Seller or any of its subsidiaries.

(g) During the 36 month period prior to the Closing, neither the Seller nor any of its subsidiaries has brought any actions or lawsuits alleging (A) infringement or misappropriation of any of the Seller Intellectual Property or (B) breach of any license, sublicense or other agreement authorizing another party to use any Seller Intellectual Property, and, to the knowledge of the Seller, there does not exist any facts which could currently form the basis of any such action or lawsuit. Neither the Seller nor any of its subsidiaries has entered into any agreement granting any third party the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any of the Seller Intellectual Property.

(h) To the extent that any Seller Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Seller or any of its subsidiaries, the Seller or one of its subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(i) Schedule 2.5(i) separately lists: (A) all In-Licensed IP incorporated by Seller into any currently marketed or distributed products or services of the Business (“Products”); (B) all Contracts pursuant to which Seller has granted a third party exclusive rights or “most favorable” pricing with respect to Products or the Intellectual Property of the Business; (C) all such licenses, sublicenses and other agreements that require the Seller or any of its subsidiaries to license, assign or otherwise grant rights to additions, modifications or improvements to material In-Licensed IP made by or for the Seller or any of its subsidiaries back to the licensor of any Third Party License; and (D) all licenses and other agreements entered into during the five (5) year period prior to the Closing pursuant to which a third party has been granted, with respect to Purchased Intellectual Property, rights to access, possess or use source code. The Seller has delivered or made available to the Buyer copies of all licenses, sublicenses and other agreements listed on Schedule 2.5(i). The Seller and its subsidiaries are in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements, except where the failure to comply would not have a material adverse effect.

(j) No Software covered by or embodying any Seller Intellectual Property or Product has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software or Product (excluding the original Public Software) be disclosed or distributed in source code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models.

(k) To the knowledge of Seller, the operation of the Business does not infringe or misappropriate any Intellectual Property of any third party, violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, nor has Seller received notice from a third party alleging any of the foregoing with regard to the Business.

(l) The consummation of the transactions contemplated by this Agreement will neither violate nor result in a breach, modification, cancellation, termination, suspension of any material Contracts relating to Seller Intellectual Property or relating to In-Licensed IP; or any acceleration of or increase in, or loss of, any payments or benefits thereunder.

2.6 Employees and Independent Contractors; Benefit Plans.

(a) Schedule 2.6(a) contains a true and complete list, as of February 12, 2008 of all employees employed in the Business (the “Employees”), including, to the extent applicable, each Employee’s (i) name, (ii) title, wage, salary, and target bonus, (iii) principal location of employment, and (iv) date of hire by Seller. Schedule 2.6(a) also contains a true and complete list of all Employees who are as of such date on a short- or long-term disability leave or other leave of absence (but not including vacation).

(b) Schedule 2.6(b) contains a true and complete list, as of December 31, 2007, of all consultants and other independent contractors who are providing material services to the Business (the “Independent Contractors”), including (i) each Independent Contractor’s name, (ii) the type of services being provided by each Independent Contractor, (iii) the principal location where services are provided by each Independent Contractor and (iv) date when each Independent Contractor was retained by Seller. Copies of all Contracts relating to Independent Contractors used in the Business have been provided to Buyer.

(c) (i) Seller is not a party to any collective bargaining agreement or other labor contract applicable to any Employee, (ii) to the Seller’s knowledge, no union has bargaining rights with respect to any Employee and there are no threatened or apparent union organizing activities involving any Employee, (iii) there are no strikes, slowdowns or work stoppages pending or, to the Seller’s knowledge, threatened between Seller and an Employee, and (iv) to the Seller’s knowledge, there are no unfair labor practice complaints involving an Employee pending against Seller. The Seller shall be responsible for providing continuation coverage to the extent required by Section 4980B of the Code or similar state law (“COBRA”) to employees (other than Retained Employees), and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement. Except as required by Law, neither the Buyer nor any of its Affiliates shall be responsible for the failure of the Seller to comply with any of the requirements of COBRA applicable to employees who are not Retained Employees (as defined in Section 4.5), including applicable notice requirements.

(d) Except as set forth on Schedule 2.6(d), no “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other benefit plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by Seller in connection with the Business or with respect to which Seller, in connection with the Business, has or could have any liability or obligation (each, a “Benefit Plan”) that provides health and welfare benefits that exceed the type and/or level of benefits required by applicable Law or Governmental Authority is maintained outside the jurisdiction of the United States, or covers any Employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (A) all such Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are funded to the full extent required by Law, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Business Balance Sheet, and (C) no liability or obligation of Seller or its subsidiaries exists with respect to such Foreign Benefit Plans that will as a matter of Law become a Liability of Buyer or its Affiliates.

(e) Seller does not maintain, sponsor, contribute to, or have any current or potential liability or obligation under or with respect to: (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA); (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code. Seller does not have any current or potential liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

2.7 Financial Statements; Absence of Liabilities. As of the Closing, Schedule 2.7 of the Disclosure Schedule shall contain a true and complete copy of the unaudited balance sheet for the Business and the related unaudited consolidated statement of income for the Business as of and for the twelve month period ended December 31, 2007 (collectively, the “Business Financial Statements”). The unaudited December 31, 2007 balance sheet is referred to herein as the “Business Balance Sheet.” The Business Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Business, and the income statement fairly presents the income of the Purchased Assets, as of their respective dates and for the respective periods indicated therein. The Business Financial Statements were prepared in good faith and derived from the Seller’s financial statements. The Seller is not aware of, is not contemplating, nor has it been notified, in writing or orally, by its auditors or by the Securities and Exchange Commission (the “SEC”) of any fact or circumstance, or proposed or potential adjustment, that might require an adjustment to the Seller financial statements which would, if implemented, materially and adversely affect the Business Financial Statements. All of the Liabilities reflected on the Business Balance Sheet are related to the Business and arose out of or were incurred in the ordinary course of business. Except as set forth on Schedule 2.7, Seller does not have and will not have any obligation or liability relating to the Business or the Purchased Assets (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Business Financial Statements, (b) liabilities and obligations which have arisen after the date of the Business Financial Statements in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit),

(c) obligations under contracts and commitments described on Schedule 2.20 or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 2.20 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date), and (d) other liabilities and obligations expressly disclosed in the other Schedules referred to in this Article II.

2.8 Changes. Since January 1, 2007, except as contemplated by or as disclosed in this Agreement, Seller has conducted the Business only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any material adverse change in the Business or its financial results, (b) Seller has not taken or committed to take any of the actions specified in Section 4.3 and (c) Seller has continued to provide the business with all financial and operational support necessary to continue to operate in the ordinary course and in a manner consistent with past practice.

2.9 Assumed Contracts. Each Assumed Contract that is currently in effect and material to the Business (materiality for the purpose of this sentence being determined based on the Business as of December 31, 2007) (i) is in full force and effect and constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms, and to the Seller’s knowledge, of each other party thereto, (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence subject to the need to obtain the consents and approvals set forth in Schedule 2.3 of the Disclosure Schedule, and (iii) neither Seller nor, to the Seller’s knowledge, any other party to such Assumed Contract, is in material violation or breach of or default under such Assumed Contract (or with notice or lapse of time or both, would be in violation or breach of or default under such Assumed Contract in any material respect). To the Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a material breach or violation of, or default under, any such Assumed Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any such Assumed Contract, (iii) give any entity the right to accelerate the maturity or performance of any such Assumed Contract or (iv) give any entity the right to cancel, terminate or modify any such Assumed Contract.

2.10 Compliance with Laws. Seller is not in violation of or in default in any material respect under any foreign or domestic (Federal, state or local) law, statute, treaty, rule, regulation, ordinance, franchise, permit, concession, license, order, decree, consent decree or similar instrument or determination or award (collectively a “Law”) applicable to it by which any of the Purchased Assets or the Business is bound or affected.

2.11 Taxes.

(a) The Purchased Assets are not subject to any liens for Taxes, except liens for Taxes not yet due, and Buyer will not become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Purchased Assets with respect to, (i) any Taxes attributable to the ownership or use of the Purchased Assets with respect to periods prior to and including the Closing Date or (ii) any other Taxes attributable to the actions or activities of the Seller on or prior to the Closing Date, in each case other than Transfer Taxes as provided in Section 1.3.

(b) “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local, or non-US income, sales and use taxes, real and personal property (tangible and intangible) taxes, gross receipts taxes, documentary transfer taxes, excise taxes, employment taxes, withholding taxes, unemployment insurance contributions, value added taxes and any other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, for which Buyer could become liable as a result of acquiring the Business, the Purchased Assets, or the Assumed Liabilities or which could result in a lien on or charge against the Purchased Assets, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts. “Tax Returns” means any return or report in respect of Taxes.

(c) All Tax Returns required to be filed in connection with the Business have been timely filed. All Taxes required to be paid (whether or not shown to be due on such Tax Returns), the non-payment of which would result in an Encumbrance on any Purchased Asset, have been timely paid. All such Tax Returns are true, correct and complete in all material respects. Except as otherwise disclosed on Schedule 2.11(c), there is no proceeding, investigation, audit or examination proposed in writing or currently ongoing in connection with the Business or the Purchased Assets in respect of any Tax. Except as otherwise disclosed on Schedule 2.11(c), no deficiencies for any Taxes have been proposed, asserted or assessed in connection with the Business or the Purchased Assets. Neither the Seller nor any of its subsidiaries is currently the beneficiary of any extension of time within which to pay any Tax, the non-payment of which would result in an Encumbrance on any Purchased Asset, or to file any Tax Return with respect to such Taxes. Neither the Seller nor any of its subsidiaries has waived any statute of limitations in respect of Taxes, the non-payment of which would result in an Encumbrance on any Purchased Asset, or agreed to any extension of time with respect to a Tax assessment or deficiency, the non-payment of which would result in an Encumbrance on any Purchased Asset. All Taxes required to have been withheld in connection with the Business have been withheld and paid over to the proper Governmental Authority. To the knowledge of the Seller, no claim has ever been made by a Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to imposition of Taxes by that jurisdiction.

2.12 Brokers. Except for Cowen and Company, LLC, whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder’s fee, brokerage commission or similar payment.

2.13 Purchased Assets. The Purchased Assets together with the Licensed Assets constitute all of the assets related to, belonging to, used in or held for use in the Business. Seller or its applicable subsidiaries have good and valid title to, or in the case of any leased Purchased Assets have a valid leasehold interest in, all of the Purchased Assets and Licensed Assets, and at

the Closing will transfer and deliver to Buyer good and valid title in, to and under the Purchased Assets, free and clear of all Encumbrances except the Buyer Field of Use Restrictions (as described in Schedule 1.1(b)) contained in the license granted in Section 1.1(b). Except for the Purchased Assets, Licensed Assets or as set forth on Schedule 2.13(i), there are no assets which either are reflected in the Business Balance Sheet or are otherwise used primarily in the operation of the Business.

2.14 Customers. Listed in Schedule 2.14 are the names of the fifteen most significant customers (by revenue) of each of the major solution segments of the Business for the twelve-month period ended December 31, 2007 (“Significant Customers”). Seller has not received any written notice and has no reason to believe that any Significant Customer has ceased, or will cease, to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services.

2.15 Suppliers. Schedule 2.15 contains a complete list of each of the ten most significant suppliers of raw materials, supplies, merchandise, services and other goods for the Business for the twelve-month period ended December 31, 2007 (“Significant Suppliers”) and the amount for which each such Significant Supplier invoiced Seller during such period. Seller has not received any notice and has no reason to believe that any Significant Supplier will not sell raw materials, supplies, merchandise, services and other goods to the Business at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.

2.16 Legal Proceedings. Schedule 2.16 of the Disclosure Schedule sets forth, as of the date hereof, all proceedings pending or, to the knowledge of the Seller, threatened against, the Seller or any of its subsidiaries involving the Business or any of the Purchased Assets or the Assumed Liabilities or challenging the validity of this Agreement or any of the transactions contemplated hereby. Neither the Seller nor any of its subsidiaries nor any of their respective properties is or are subject to any order affecting or involving the Business, the Purchased Assets or the Assumed Liabilities, except for those that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the conduct of the Business. To the knowledge of the Seller, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending or threatened exclusively relating to or involving the Business, the Purchased Assets or the Assumed Liabilities.

2.17 Licenses and Permits; Compliance with Laws. Except as, individually or in the aggregate, has not and would not reasonably be expected to interfere in any material respect with the conduct of the Business:

(i) the Seller or a subsidiary owns or possesses all material licenses and permits (“Licenses and Permits”), and has made all filings, applications and registrations with all Governmental Authorities, and all such Licenses and Permits are in full force and effect;

(ii) no loss of any such material Licenses and Permits is pending in any proceeding or, to the knowledge of the Seller, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law and all such material Licenses and Permits may be transferred to the Buyer or its subsidiaries;

(iii) the Business has been operated in material compliance with (A) all terms and conditions of the Licenses and Permits and (B) all Laws applicable to the operation of the Business and ownership or use of the Purchased Assets, and neither the Seller nor any of its subsidiaries has received any written notice of any pending proceeding alleging facts which, if true, would constitute a failure to comply with either (A) or (B) of this Section 2.17(iii); and

(iv) there are no (A) unresolved violations or exceptions noted by any Governmental Authority in any report, comment letter or other written statement relating to or based on any examinations related to the Business or the Purchased Assets, or (B) written agreements, memoranda of understanding or commitment letters or similar undertakings to any Governmental Authority related to the Business or the Purchased Assets, to which the Seller or its subsidiaries is a party, or orders from, or any resolution adopted at the request of, any Governmental Authority related to the Business or the Purchased Assets.

2.18 Properties.

(a) Schedule 2.18(a) contains a complete and accurate list as of the date hereof of (A) all real property leased or subleased by Seller at which any ongoing material portion of the Business is conducted or at which any Employees are located and (B) the agreements under which such real property is leased (the “Leases”). Except as, individually or in the aggregate, has not interfered, and would not reasonably be expected to interfere in any material respect with the conduct of the Business, (A) each Lease has been executed and is in full force and effect, (B) Seller is not in breach or default in any respect under any such Lease, and, to the knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default of such Lease, and (C) to the knowledge of Seller, no party to such Lease is in breach or default under such Lease or has repudiated any material provision thereof.

(b) All of the Furniture, Fixtures and Equipment and other tangible assets included in the Purchased Assets have been maintained in accordance with normal industry practice and are otherwise suitable for the purposes for which they are currently used.

2.19 Books and Records. The Books and Records are complete and correct in all material respects, have been maintained in accordance with good practice, and reflect the basis for the financial position and results of operations of the Business as set forth on the Business Financial Statements.

2.20 Certain Contracts. Neither the Seller nor any of its subsidiaries is a party to or bound by any Contract relating to the Business:

(i) which is an Assumed Contract which provides for any payment by or to the Seller or any of its subsidiaries in excess of $100,000 in fiscal year 2007 or future years;

(ii) which, following the Closing, will limit (or purport to limit) in any way the ability of the Buyer to compete or engage in any line of business, in any geographic area or with any Person, or which, following the Closing, will require referrals by the Buyer of any business or require Buyer to make available investment opportunities to any Person on a priority, equal or exclusive basis;

(iii) pursuant to which the Seller or any of its subsidiaries has entered into a partnership or joint venture with any other Person that relates to the Business, except in the ordinary course of business;

(iv) relating to, or evidencing, indebtedness for borrowed money or any guarantee of indebtedness for borrowed money with respect to the Business, other than Excluded Liabilities;

(v) relating to the acquisition or disposition of any business primarily related to the Business or the Purchased Assets (whether by merger, sale of stock, sale of assets or otherwise) which involves an asset value or purchase price in excess of $100,000, other than Contracts relating to transactions publicly announced prior to the date this Agreement or the Licensed-Back Assets;

(vi) relating to any employee or customer benefits or liabilities which will be materially increased, or relating to the vesting of any employee or customer benefits which will be accelerated, by the occurrence of the transactions contemplated by this Agreement, or pursuant to which the value of any of the employee or customer benefits will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(vii) with any upstream Affiliate of Seller exclusively related to the Business.

The Seller has previously made available to the Buyer complete and accurate copies of each Assumed Contract and each other Contract described in this Section 2.20.

2.21 Warranties; Indemnities. The Buyer has been given a copy of the standard terms and conditions of sale, subscription, license or lease for each of the products or technology sold or services rendered by the Business and copies of the standard forms of sale agreements and services agreements covering such products, technology and services.

2.22 Environmental and Safety Matters.

(a) Seller, with respect to the Business, has complied and is in compliance with all Environmental and Safety Requirements, except where failure to so comply would not materially adversely affect Seller or the Business. “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as amended and as now or hereafter in effect.

(b) Without limiting the generality of the foregoing, to Seller’s knowledge, Seller has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of the facilities used by the Business and the operation of the Business.

(c) Seller, with respect to the Business, has not received any written or oral notice, report or other information, during the two (2) years prior to the Closing, regarding any actual or alleged material violation of Environmental and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or the facilities used by the Business arising under Environmental and Safety Requirements.

(d) None of Seller or its predecessors or Affiliates, in connection with the Business, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility used in connection with the Business (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations, pursuant to CERCLA, the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements. “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

2.23 No Misstatements. To the Seller’s knowledge, no information that has been provided to Buyer, and no representation or warranty made by Seller in this Agreement, the Schedules hereto or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

3.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the power and authority to perform its obligations under this Agreement.

3.2 Authorization. The execution and delivery of this Agreement and each Transaction Agreement by Buyer and the performance of its obligations hereunder have been duly authorized by Buyer and no other action or approval by Buyer is necessary for the execution, delivery or performance of this Agreement and each Transaction Agreement by

Buyer. Buyer has full right, power, authority and capacity to execute and deliver this Agreement and each Transaction Agreement and such other agreements and instruments as are contemplated hereby. This Agreement and each Transaction Agreement have been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

3.3 No Conflict. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act, except as described on Schedule 3.3, neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereunder will:

(a) conflict with or result in a breach by Buyer of, or constitute a default by Buyer under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any of the terms, conditions or provisions of (i) any material indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement or any other material Contract to which Buyer is a party or to which a material portion of Buyer’s assets is subject, (ii) its Certificate of Incorporation or Bylaws, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Buyer’s ability to perform its obligations under this Agreement;

(b) result in the creation or imposition of any Encumbrance upon any material portion of the assets of Buyer or which materially affects Buyer’s ability to conduct its business as conducted prior to the date of this Agreement or perform its obligations under this Agreement; or

(c) require the consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other person to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

3.4 Funding. Buyer shall have adequate funds at Closing to fund the entire Cash Purchase Price and any financing or sale of securities completed in order to fund the Cash Purchase Price shall have been completed in accordance with applicable laws and regulations, including state and federal securities laws.

ARTICLE IV

Covenants

4.1 Fulfillment of Conditions.

(a) Each of the Parties shall take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with and fulfill all obligations, covenants and conditions required under this Agreement.

(b) Each of the Parties will use its commercially reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will use best efforts to make, all necessary filings in order to enable itself to consummate the transactions contemplated hereby.

(c) In addition to and without limiting the agreements of the Parties contained above, each of the Parties shall promptly take all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act (if any) and shall use all commercially reasonable efforts to resolve such objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust law; provided, however, that nothing in this Agreement shall be deemed to require any Party (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business or (ii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the transactions contemplated by this Agreement.

(d) Buyer shall, at Seller’s written request, take all actions deemed necessary or appropriate in Seller’s discretion to enforce Buyer’s rights under the Project Spain credit facilities Commitment Letter dated as of February 13, 2008 issued by Bank of Montreal to Thoma Cressey Bravo, Inc., including without limitation requesting assignment to Buyer of Thoma Cressey Bravo, Inc.’s rights under the Commitment Letter and Buyer’s subsequent enforcement thereof.

4.2 Buyer’s Access to Records and Inspection Rights; Financing Cooperation.

(a) Seller, through its authorized representatives, shall allow Buyer and each of Buyer’s respective lenders, counsel, accountants and other consultants and representatives reasonable access to inspect prior to the Closing the properties and records of Seller with respect to the Business and to discuss the affairs and accounts of Seller with such representatives of Seller during normal business hours and upon reasonable advance notice.

(b) Seller shall, and shall cause its subsidiaries and its and their respective representatives to, provide on a timely basis all such assistance and cooperation as Buyer may reasonably request in connection with the arrangement of the Financing (provided, that such requested assistance and cooperation does not unreasonably interfere with the ongoing operations of the Business), including (i) making senior management of Seller reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) cooperating in the preparation of any offering memorandum or similar document, (iii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Business as may be reasonably requested by Buyer, including financial statements and financial data, and (iv) providing and executing documents as may be reasonably requested by Buyer; provided, that Seller shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing.

4.3 Operation in Ordinary Course.

(a) During the period commencing on the date hereof and continuing until the Closing, the Seller agrees as to itself and its subsidiaries that, except as expressly permitted or required by this Agreement or as set forth in Schedule 4.3 of the Disclosure Schedule or to the extent that the Buyer shall otherwise consent in writing, the Seller and its subsidiaries shall carry on the Business only in the ordinary course of business and consistent with past practice, including using commercially reasonable efforts to:

(i) preserve intact, protect and maintain the Business and keep available and continue to provide all services currently provided to the Business;

(ii) (A) maintain all existing rights, privileges, licenses and other authorizations (including all Intellectual Property) reasonably necessary for the operation of the Business, (B) keep available the services of the Employees, (C) maintain the relationship with, and goodwill of, customers, suppliers, vendors, Distributors, sales prospects and other Persons with whom the Seller or any of its subsidiaries otherwise has business relationships relating to the Business, (D) continue in all material respects the current sales, marketing and promotional activities relating to the Business, (E) keep and maintain the Purchased Assets in good operating condition and repair to permit their use in the continuing operation of the Business, ordinary wear and tear excepted, (F) perform its obligations in all material respects under the Assumed Contracts and the Leases included within the Purchased Assets in accordance with the terms thereof, and (G) maintain in place its insurance policies related to the Business (or replacement policies in similar amounts and protecting against similar risks) as in effect as of the date hereof;

(iii) pay and discharge all Liabilities of the Business as they come due and all payables of the Business in the ordinary course of business and in the same manner as previously paid (subject to the Seller’s ability to pursue in good faith any bona fide disputes);

(iv) cause the Books and Records related to the Business to be maintained in the usual, regular and ordinary manner; and

(v) comply in all material respects with all Laws applicable to the Business and, promptly following receipt thereof, give to the Buyer copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws.

(b) Without limiting the generality of clause (a) above and subject to the exceptions therein and in Schedule 4.3(b) of the Disclosure Schedule, from the date of this Agreement to the Closing, the Seller shall not and shall not permit any of its subsidiaries to do any of the following, unless approved or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed:

(i) sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, any of the Purchased Assets (other than the Licensed-Back Assets or sale of products that embody such Licensed-Back Assets), or otherwise extend, amend or modify any rights thereto, except (i) for non-exclusive Contracts entered into with Seller’s customers in the ordinary course of the Business on terms substantially similar to those set forth in the standard forms of customer agreements made available to Buyer for review, and (ii) as among the Seller and its subsidiaries;

(ii) modify, change or otherwise alter in any material respect the nature of the Business;

(iii) cancel, rescind, terminate, assign or make any material change to any Assumed Contract, other than the expiration of an Assumed Contract in accordance with its terms as of the date hereof, except in the ordinary course of business consistent with past practice;

(iv) enter into any Contract that would commit the Buyer to future obligations in excess of $500,000 per annum;

(v) enter into any Contract that could, after the Closing, limit or restrict the Buyer or any of its subsidiaries or Affiliates (or any successors thereto), from engaging or competing in any line of business or in any geographic area, or require the Buyer or any of its subsidiaries or Affiliates to make available any investment opportunities to any Person on a priority, equal or exclusive basis;

(vi) in connection with the Business or the Purchased Assets, incur, create or assume any indebtedness or Liabilities for borrowed money or guarantee any such obligation or issue or sell any debt securities or warrants or enter into any “keepwell” or other similar arrangements which in each case would constitute an Assumed Liability;

(vii) incur, create, assume or suffer to exist any Encumbrance on any Purchased Asset unless such Encumbrance is released upon or prior to Closing;

(viii) except as required by any applicable Law or Governmental Authority: (A) increase the base compensation or benefits of the Employees, except for salary increases of no greater than five percent (5%) of total payroll for such Employees in connection with yearly salary reviews in the ordinary course of business, or (B) loan or advance any money or other property, or make any payment or distribution of any compensation, to any Employee, except for reasonable advances for travel and business expenses, or the payment of salaries, wages and other accrued compensation, each in the ordinary course of business consistent with past practices;

(ix) transfer, abandon, enter into any settlement regarding, or institute any proceeding or assert any claim regarding, the breach or infringement of, any Purchased Intellectual Property that would result in a material and adverse effect on the Purchased Intellectual Property, or materially adversely modify any existing right with respect thereto;

(x) enter into or amend any collective bargaining agreement or union Contract or other agreement covering the Employees as a group or enter into any negotiations for the purposes of entering into any such agreement, except as required by applicable Law, Governmental Authority or any Seller Plan;

(xi) waive, release or relinquish any material claims or rights held by Seller relating to the Business or the Purchased Assets;

(xii) incur any Liabilities related to the Business with respect to capital expenditures in excess of $500,000 that will not be discharged prior to Closing, other than Excluded Liabilities and for those approved in writing by the Buyer;

(xiii) make or permit any change to its accounting methods or principles, except as required by changes in GAAP or recommended by Seller’s auditors; or

(xiv) otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

4.4 Employees.

(a) Employment. On the tenth business day preceding the anticipated Closing Date, Seller shall provide to Buyer a revised version of Schedule 2.6(a), updated to reflect all changes in such Schedule that have occurred prior to such day. No later than the fifth business day preceding the anticipated Closing Date but effective as of the Closing Date and contingent on the Closing and Seller’s compliance with the provisions of Section 4.3 applicable to Employees, Buyer shall offer employment to all of the Employees listed on revised Schedule 2.6(a). Seller shall use its commercially reasonable efforts to (i) provide Buyer with access to such Employees and (ii) assist Buyer in extending offers of employment to such Employees. The Buyer shall offer such employment on an “at-will” basis and at a wage and salary level (excluding performance-based or incentive compensation, bonuses and equity-based compensation, as applicable) that is the same as that provided to the applicable Employee on the day preceding the Closing Date; provided that each offer to an Employee outside of the United States shall be an offer at such compensation and benefit levels as required by applicable local law or regulation and as to not constitute a constructive dismissal. Each such offer that is made to an Employee who is actively employed in the Business on the day immediately preceding the Closing Date shall be an offer to commence employment on the Closing Date. Each such offer that is made to an Employee who is not actively at work with the Seller or any of its subsidiaries due to a short- or long-term disability leave or other leave of absence (but not including vacation), will be deemed to offer employment with Buyer effective as of the date such Employee is willing and able to return to active work status (the “Start Date”); provided that in no event will the Buyer be obligated to offer a Start Date that is later than three months after the Closing Date. The Seller shall promptly notify the Buyer if any Employees employed by the Seller or any of its subsidiaries either (i) commences a short- or long-term disability leave or other leave of absence (but not including vacation) during the period of time commencing with the date of this Agreement and ending on the Closing Date, or (ii) returns to active employment from any such leave. Each Employee to whom an offer of employment is made pursuant to this Section 4.5(a) and who accepts such offer and commences such employment with Buyer as of the Closing Date or Start Date, as applicable, shall be referred to as a “Retained Employee” and collectively as the “Retained Employees.” In furtherance of the foregoing, Seller shall terminate effective immediately prior to the Closing all employment agreements and other arrangements with all Retained Employees.

(b) Benefit Plans. During the period between the execution of this Agreement and the Closing Date, Seller, upon Buyer’s request, shall provide reasonable assistance to Buyer with respect to the establishment of employee benefit plans intended to replace the coverage provided to the Retained Employees by their existing plans. From and after the Closing Date or, if later, the Start Date of the Retained Employees, as applicable, the Buyer shall recognize the prior service with the Seller or its subsidiaries of each Retained Employee in connection with all employee benefit plans, programs or policies of the Buyer or any of its Affiliates in which any Retained Employees are eligible to participate following the Closing Date for purposes of eligibility, vesting and levels of vacation and severance benefits (but not for purposes of benefit accruals under any defined benefit pension plan, whether or not qualified under the Code, or any similar plan, or to the extent that such recognition would result in duplication of benefits). From and after the Closing Date or, if later, the Start Date of the Retained Employees, as applicable, and to the extent permitted by applicable Law and/or applicable insurance providers, the Buyer will cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Seller and any of its Affiliates), under any group health plans of the Buyer or its Affiliates in which Retained Employees are otherwise to become eligible to participate in after the Closing Date, to be waived with respect to Retained Employees and their eligible dependents. The Buyer shall give each Retained Employee credit for any deductibles and annual out-of-pocket limits for medical expenses paid during the applicable plan year in which the Closing occurs under any welfare plans maintained or contributed to by the Seller or any of the Business subsidiaries prior to the Closing in satisfying any deductibles and annual out-of-pocket limits for medical expenses for the same plan year under any welfare plans maintained or contributed to by the Buyer or its Affiliates in which Retained Employees participate during such year.

(c) Seller’s Obligations and Liabilities.

(i) Tax Returns. Seller shall file all Tax Returns with respect to its employment of any Seller employee through the Closing Date and pay all Taxes shown as due thereon.

(ii) Employees Terminated Prior to Closing. Buyer shall not assume any liabilities with respect to Seller’s termination of employment of any Seller employee on or prior to the Closing Date, including, without limitation, all accrued and unpaid wages and accrued vacation.

(iii) Certain Benefit Payments. Seller shall pay or otherwise discharge any liability for claims filed with respect to any employee of Seller eligible for coverage, reimbursement and/or benefits under the terms of any of Seller’s benefit plans, provided such liability (A) accrued or became payable during the period of such employee’s employment with Seller prior to the Closing Date or (B) arose out of Seller’s termination of such employee’s employment on or prior to the Closing Date.

(d) No Rights Conferred Upon Employees. The Parties hereby acknowledge that, except as otherwise provided in clause (a) of this Section, Buyer is under no obligation to employ any current or future employee of Seller. Further, Buyer shall be under no obligation to (i) continue the employment of any Retained Employee after Closing and nothing in this Agreement shall confer any rights or remedies under this Agreement on any such employee or (ii) continue any Retained Employee’s coverage under any employment benefit plan.

4.5 Use of Intellectual Property. Following the Closing, Seller shall not use any trade names, trade and service marks, logos and other designations contained in the Purchased Assets, nor shall it use or put into use any materials that bear any such trade name, trade or service mark, logo or other designation contained in the Intellectual Property.

4.6 Excluded Liabilities. Seller will pay and discharge the Excluded Liabilities as and when the same become due and payable.

4.7 Filing of Tax Returns; Allocation of Straddle Period Taxes; Cooperation.

(a) Subject to subsection (c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Purchased Assets on or prior to the Closing Date. Seller’s Tax Returns to the extent they relate to the Business or Purchased Assets shall, in all material respects, be true, complete and correct and prepared in accordance with applicable law. Except as provided in Section 1.3, Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(b) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Purchased Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date. Buyer’s Tax Returns, to the extent they relate to the Purchased Assets or the Business, shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns.

(c) In the case of any real or personal property taxes, ad valorem taxes, or other similar Taxes attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before and ending after the Closing (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax, but the other party shall reimburse the paying party for such other party’s share of such Straddle Period Taxes as provided herein.

(d) To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

(e) Seller and Buyer shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to any Straddle Period Taxes covered by Section 4.7(c) and each party shall cooperate with the other party at its own expense. There shall be no settlement or closing or other agreement with respect to any Tax Proceeding relating to any Straddle Period Taxes without the consent of the other party, which consent will not be unreasonably withheld or delayed. Each party shall promptly notify the other party if it decides not to participate in the defense or settlement of any such Tax Proceeding, in which case the other party shall be permitted to defend and settle such Tax Proceeding.

(f) Straddle Period Taxes and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 1.3 and Section 4.7(c), as the case may be. Upon payment of any such Straddle Period Taxes and Transfer Taxes, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 1.3 or Section 4.7(c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the London Inter Bank Offer Rate for six (6) month deposits in U.S. dollars as quoted on Telerate page 3750 on the Closing Date for each day until paid.

(g) Buyer will be responsible for Taxes (and other taxes not included in the definition of Taxes) accrued after the Closing Date in connection with the ownership of the Business, Purchased Assets, and Assumed Liabilities, including Taxes due to jurisdictions not part of the United States, and the operation of the Business after the Closing Date, and Buyer’s share of Transfer Taxes in accordance with Section 1.3.

4.8 Allocation of Consideration. The Parties agree that for income tax purposes the consideration received by Sellers for the Purchased Assets hereof shall be allocated in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and that all financial reports and income tax returns and reports, including IRS Form 8594, as applicable, and any corresponding state or foreign tax forms, will be prepared and filed in a manner consistent with such allocation, and no party hereto will take any position inconsistent with such allocation in any subsequent income tax returns, reports, or proceedings. In addition, the Parties agree that Schedule 4.8(A) shall govern the allocation of such consideration among the various Sellers of the Purchased Assets (the “Geographic Allocation”), which allocation shall similarly be binding on the Parties for all income tax and financial reporting purposes. Seller shall, within 30 days of execution of this Agreement, prepare and furnish to Buyer Schedule 4.8(A). Buyer shall have 14 days to object in writing to the Geographic Allocation, which objection shall be made only if the allocation as proposed by the Seller is unreasonable, and after which time (and assuming no such objection is made), the Geographic Allocation shall be final. Seller shall, within one hundred twenty (120) days of the Closing, prepare and furnish to Buyer Schedule 4.8(B) (the “Section 1060 Allocation”). Buyer shall have sixty (60) days to object in writing to the Section 1060 Allocation after which time (and assuming no such objection is made) the Section 1060 Allocation shall be final (the “Final Allocation”). If Buyer provides written notice to the Seller prior to the end of such period that it objects to either the Geographic Allocation or the Section 1060 Allocation, and Buyer and Seller cannot agree on the Allocation within twenty (20) days of the provision of such notice (the “Settlement Period”), such dispute shall be settled by an accounting firm mutually selected by Seller and Buyer, provided that such accounting firm shall apply the principles and methods set forth in this Section 4.8, after which time the allocation determined by such accounting firm shall become the Final Allocation. Buyer and Seller shall submit any such dispute to such accounting firm within ten (10) days of the expiration of the Settlement Period, and shall instruct such accounting firm to reach its determination of such dispute within thirty (30) days of such submission. The Final Allocation may be redetermined, consistent with the principals and methods set forth in this Section 4.8, upon the happening of any event requiring such re-determination. The Final Allocation, once determined, shall be annexed to this Agreement as an exhibit, and any redetermination of the Final Allocation pursuant to the preceding sentence shall likewise be annexed to this Agreement with an appropriate designation.

4.9 Enforceability of Confidentiality Agreements. At Buyer’s request, Seller shall assign to Buyer any confidentiality agreements relating exclusively to the Business. If Seller is unable to assign such confidentiality agreements because they do not relate exclusively to the Business or otherwise, Seller shall enforce or permit Buyer to enforce on Seller’s behalf any and all rights of Seller relating to the Business or the Purchased Assets against the other party thereto arising out of the breach thereof by such other party.

4.10 Bulk Sales Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction (“Bulk Sales Laws”) in connection with the sale of the Purchased Assets to Buyer. Seller agrees to pay and discharge in due course all claims made by creditors of Seller, except those expressly assumed by Buyer in this Agreement.

4.11 Financial Statements. Within 45 days following the Closing Date, Seller shall deliver to Buyer an unaudited balance sheet for the Business and the related unaudited consolidated statements of income for the Business as of and for the period between January 1, 2008 and the Closing Date, each of which shall be prepared in prepared in good faith and be derived from the Seller’s financial statements and be prepared in a manner consistent with the Business Financial Statements.

4.12 Delivery of Schedules to the Agreement. As promptly as practical following the date hereof, but in no event later than ten business days prior to the Closing Date, Seller shall deliver to Buyer complete Schedule A4 (Furniture, Fixtures, Equipment, etc.) and Schedule A5 (Other Items of Property) setting forth such assets to be transferred at Closing, which schedules shall include the net book value and current location of such assets.

4.13 Standstill Period. Buyer hereby agrees that, for a period of three (3) years following the date hereof (the “Standstill Period”), Buyer will not (and will ensure that Buyer’s Affiliates (and any person acting on behalf of or in concert with Buyer or any of its Affiliates) will not), directly or indirectly, without the prior written consent of the Board of Directors of Seller, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of Seller or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving Seller or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Seller, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Seller, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of Seller, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Seller, (vii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Buyer further agrees that during the Standstill Period Buyer will not (and Buyer will ensure that Buyer’s Affiliates (and any person acting on behalf of or in concert with Buyer or any of its Affiliates) will not), directly or indirectly, without the prior written consent of the Board of Directors of Seller, (x) make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) in a manner that would require public disclosure, or (y) take any action that might require Seller to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. The provisions of this paragraph shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement (approved by the Board of Directors of Seller) to acquire more than 50% of the outstanding voting securities of Seller or assets of Seller or its subsidiaries representing more than 50% of the consolidated earning power of Seller and its subsidiaries.

4.14 Non-Solicit. The Seller and the Buyer agree that for a period of one (1) year from and after the Closing Date each party shall not, and shall cause their respective subsidiaries not to, without the prior written consent of the other party, directly or indirectly, solicit to hire (or cause to leave the employ of a party or its subsidiaries) any employee of the other party unless such Person ceased to be an employee of the other party or its subsidiaries prior to such action by the soliciting party or any of its subsidiaries, or, in the case of such Person’s voluntary termination of employment with the other party or its subsidiaries, at least three months prior to such action by the soliciting party or any of its subsidiaries. Notwithstanding the foregoing, the restrictions set forth in this Section 4.14 shall not apply to general bona fide public advertisements for employment placed by the either party or its subsidiaries and not specifically targeted at the employees of either party or its subsidiaries or the hiring of any Persons who respond to such advertisements. In addition, neither Seller nor any of its Affiliates shall directly, or indirectly through another Person, for so long as Sellers have continuing obligations under Section 4.15 below, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Buyer or any of its Affiliates in order to induce or attempt to induce such Person to cease doing business with Buyer or any of its Affiliates with respect to the Business, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation with respect to the Business and Buyer or any of its Affiliates (including making any negative statements or communications with respect to the Business about Buyer or any of its Affiliates), or enter into any transaction, contract or arrangement with any such customer, supplier, licensee or business relation relating to the Business.

4.15 Competition. In consideration of the Buyer entering into this Agreement and in order that the Buyer may enjoy the full benefit of the Purchased Assets and the Business, for a period of three (3) years from and after the Closing Date (the “Noncompetition Period”), neither the Seller nor any of its Affiliates shall carry on a business which is directly in competition with the Business; provided, however, that for purposes of this Section 4.15 none of the existing businesses of the Sellers, as currently conducted or as contemplated to be conducted, nor any of the existing businesses to be acquired in the acquisition of Gemstar-TV Guide International, Inc. shall be considered to be competing with the Business. In addition, notwithstanding the foregoing, in the event Seller of one of its Affiliates acquires any Person during the Noncompetition Period whose business includes, but does not primarily consist of, a business (the “Specified Division”) which is directly in competition with the Business (any such acquisition of a Specified Division, a “Subsequent Acquisition”), such Subsequent Acquisition shall not be deemed to result in a breach or violation of the provisions of this Section 4.15, and, for the avoidance of doubt, Buyer hereby irrevocably waives any noncompliance or alleged noncompliance of this Section 4.15 in connection with any such Subsequent Acquisition. In the event of any such Subsequent Acquisition, Seller shall, promptly following the closing of such Subsequent Acquisition, provide written notice (the “Acquisition Notice”) of such Subsequent Acquisition, including (i) a detailed description of the Specified Division acquired by Seller and (ii) an invitation to make an offer to purchase the Specified Division from Seller. Within twenty days after receipt of the Acquisition Notice, Seller may provide a written offer (the “Offer”) to Buyer to purchase the Specified Division. In the event an Offer is not provided by Buyer to Seller within such twenty-day period, Buyer shall have no further right with respect to the Specified Division and, for the avoidance of doubt, Buyer hereby irrevocably waives any noncompliance or alleged noncompliance by Seller with this Section 4.15 in connection with the operation and management of the Specified Division by Seller or its Affiliates from and after the closing of such Subsequent Acquisition. Upon receipt of any Offer, Buyer and Seller hereby agree to work together in good faith to reach mutually agreeable terms regarding the sale by Buyer to Seller of the Specified Division. The Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 4.15 will be inadequate and, accordingly, the Seller covenants and agrees that the Buyer shall, in addition to any other rights and remedies which the Buyer may have at Law, be entitled to seek equitable relief, including injunctive relief, and to seek the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Seller and the Buyer agree that the terms of the covenant in this Section 4.15 are fair and reasonable in light of the Buyer’s plans for the Purchased Assets and the Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 4.15 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 4.15 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

4.16 Certain Notices. From and after the date of this Agreement until the Closing, the Seller and the Buyer shall promptly notify each other orally and in writing of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Acquisition and the other transactions contemplated by this Agreement, or (b) any Proceedings commenced or, to the knowledge of the Seller or the knowledge of the Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article III, or that relate to the transactions contemplated by this Agreement.

4.17 Certain Intellectual Property Covenants; Grant of Rights. The Seller shall and shall cause its subsidiaries to, at their expense, take such actions prior to and after the Closing as reasonably required, or as requested by Buyer, to duly execute and deliver as of the Closing Date or as soon thereafter as practicable all instruments and documents necessary to ensure that the records, registrations and applications for registration of all Registered Seller Proprietary Rights included in the Purchased Assets, in the United States Patent and Trademark Office or the United States Copyright Office and all counterpart or similar agencies wherever such Intellectual Property is registered or is the subject of an application for registration, correctly reflect all transactions affecting the ownership by the Buyer of such Intellectual Property, which instruments and documents shall, if other than a general assignment or transfer, be prepared by the Buyer or its counsel at the Buyer’s expense. The Seller agrees to use commercially reasonable efforts to arrange for the transfer of the domain names included in the Purchased Assets such that such transfer is effective upon Closing.

4.18 Transition Services Agreement. The Seller and the Buyer shall negotiate in good faith the scope, duration and cost of the services to be provided to each other under and pursuant to the Transition Services Agreement, the body of which shall be substantially similar to Exhibit A hereto. The general principles to be applicable to such services shall be that (i) a party providing a service shall provide it to the other party at the cost outlined in the Transaction Services Agreement (each party agreeing that in certain circumstances a flat rate, per hour rate or similar pricing metric might best approximate cost), (ii) the duration of the agreed upon provision of a service shall be arrived at by reference to a commercially reasonable period of time, taking into account all relevant circumstances, to efficiently switch to a third party or develop internal capability or capacity, with an option to extend such period for an additional period of time to take into account unforeseen circumstances, (iii) the Seller shall provide a service during such period if required to enable the Buyer to operate the Business, and the Buyer shall provide a service during such period if required to enable the Seller to operate its businesses other than the Business, in each case in substantially the manner in which the Business or such other business, as the case may be, was operated by the Seller and its subsidiaries immediately prior to the Closing taking into account the sale of the Business contemplated hereby, and (iv) on an overall cost basis substantially consistent with the proposed scope and cost levels previously indicated by the Seller to Buyer.

4.19 Records, etc. In order to facilitate the resolution of any claims made against or incurred by the Buyer or Seller after the Closing or for any other reasonable purpose, including to prepare audited financial statements, for a period of seven (7) years following the Closing, the Buyer and the Seller shall, and shall cause their respective subsidiaries to, (i) retain all books and records (excluding the Books and Records transferred to the Buyer pursuant to this Agreement and other books and records that have otherwise been delivered to the Buyer) in its possession or control as of the date hereof or as of the Closing Date relating to the Business for periods as of and prior to the Closing; (ii) upon reasonable notice, afford the officers, employees, auditors and other Representatives of the Buyer and Seller, as applicable, reasonable access (including the right to make photocopies at the Buyer’s expense), during normal business hours, to such books and records; and (iii) upon reasonable notice, provide reasonable assistance to the other party in responding to information requests or other enquiries from Governmental agencies. In addition, the Buyers shall make available to the Sellers, upon reasonable notice, the services of any Retained Employee as may reasonably be required in connection with the conduct of any audit or other examination by any taxing authority relating to any liability for Taxes.

4.20 Exclusivity. Except for those transactions publicly disclosed by Seller between December 1, 2007 and the date of this Agreement, Seller shall not (and Seller shall cause its Affiliates, representatives, officers, managers, employees, directors and agents not to), directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution or recapitalization of the Business or any Purchased Assets, (ii) merger or consolidation involving the Business or any Purchased Assets, (iii) purchase or sale of any Purchased Assets (other than the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business), or (iv) similar transaction or business combination involving the Business or any Purchased Assets (each of the foregoing transactions described in clauses (i) through (iv), a “Business Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. Seller agrees to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Business Transaction. Seller represents and warrants that Seller and its Affiliates have each ceased all discussions with all Persons (other than Buyer) regarding all of the foregoing, and that no Seller nor any Seller’s officers, directors, affiliates, partners, trustees, agents or representatives is a party to or bound by any agreement relating to any of the foregoing, other than agreements with Buyer. Seller hereby agrees to notify Buyer immediately upon the receipt of any proposal, offer, inquiry or contact with respect to any of the foregoing and will promptly provide Buyer with copies of and disclose to Buyer the details concerning any such proposal, inquiry or contact.

4.21 Release of Encumbrances. Each of the Parties will use commercially reasonable efforts to obtain releases of all Encumbrances relating to the Purchased Assets and the Business.

4.22 Accounts Receivable. From and after the Closing, Buyer will use commercially reasonable efforts to collect Accounts Receivable transferred as of the Closing Date.

ARTICLE V

Conditions of Closing

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Purchased Assets pursuant to this Agreement is subject to the satisfaction, at or before the Closing, of all of the following conditions, any of which may be waived by Buyer:

(a) Representations and Warranties; Performance of Obligations. The representations and warranties of Seller set forth in Article II, taken as a whole, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Material Adverse Effect. Seller shall have performed or complied in all material respects with the agreements and obligations necessary to be performed or complied with by Seller under this Agreement prior to the Closing Date.

(b) Certificates and Deliveries by Seller. Buyer shall have received (i) a certificate dated the Closing Date, executed by Seller, certifying that the conditions specified in Section 5.1(a) have been fulfilled, (ii) a certificate dated the Closing Date, executed by Seller, providing as attachments copies of resolutions approved by the board of directors of Seller, certifying that the resolutions as attached to such certificate were duly adopted by the board of directors of Seller and that such resolutions remain in full force and effect, authorizing and approving the execution by Seller of this Agreement and other documents related to this transaction and approving the consummation by Seller of the transactions contemplated by such agreements and documents, and (iii) a certificate dated the Closing Date, executed by Seller, providing as an attachment a Certificate of Good Standing for Seller certified by the Delaware Secretary of State, dated no earlier than ten (10) business days prior to the Closing Date.

(c) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect, and no Governmental Entity or other Person shall have commenced an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the Parties hereto in connection therewith or to prohibit or limit the ownership or operation by Buyer of any portion of the Business or Purchased Assets.

(d) Consents and Approvals. Seller shall have received all consents (or in lieu thereof waivers) and approvals required to be obtained in connection with the consummation of the transactions contemplated hereunder, including those set forth on Schedule 5.1(d), and all applicable waiting periods related to the HSR Act shall have expired.

(e) Bill of Sale. Seller shall have executed and delivered to Buyer a Bill of Sale and Assumption Agreement, substantially in the form of Exhibit C hereto.

(f) Patent and Trademark Assignments. Seller shall have executed and delivered customary patent, trademark or other similar assignments in favor of Buyer for item of Registered Seller Proprietary Rights included as a Purchased Asset hereunder.

(g) Receipt of Schedules to the Agreement. Buyer shall have received Schedule A4 (Furniture, Fixtures, Equipment, etc.) and Schedule A5 (Other Items of Property) and such schedules shall be satisfactory to Buyer.

(h) Transitional Services Agreement. Seller shall have executed and delivered to Buyer the Transitional Services Agreement.

(i) No Proceedings. There shall not be pending or threatened any investigation or Proceeding to which a Governmental Authority is a party (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit or limit the ownership or operation by the Buyer of any portion of the Business or the Purchased Assets.

(j) FIRPTA Certificate. Any transferor of a “United States real property interest” (as defined in Section 897(c) of the Code) shall have delivered to the Buyer a certificate signed by such transferor to the effect that such transferor is not a “foreign person” as defined in Section 1445 of the Code.

(k) Material Adverse Effect. There shall not have occurred or arisen after the date hereof, and prior to Closing, any Material Adverse Effect.

(l) 2007 Audited Financials. Seller shall have delivered the audited balance sheet for the Business and the related audited consolidated statement of income for the Business as of and for the twelve month period ended December 31, 2007.

5.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the sale of the Purchased Assets pursuant to this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by Seller:

(a) Representations and Warranties; Performance of Obligations. The representations and warranties of Buyer set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Material Adverse Effect. Buyer shall have performed or complied in all material respects with the agreements and obligations necessary to be performed or complied with by Buyer under this Agreement prior to the Closing Date.

(b) Certificates and Deliveries by Buyer. Seller shall have received from Buyer (i) a certificate dated the Closing Date, executed by the Buyer, certifying that the conditions specified in Section 5.2(a) have been fulfilled, and (ii) a certificate dated the Closing Date, executed by the Buyer, certifying that the resolutions attached to such certificate were duly adopted by the board of directors of Buyer and that such resolutions remain in full force and effect, authorizing and approving the execution by Buyer of this Agreement and other documents related to this transaction and approving the consummation by Buyer of the transactions contemplated by such agreements and documents.

(c) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect, and no Governmental Entity or other Person shall have commenced an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the Parties hereto in connection therewith.

(d) Consents and Approvals. Buyer shall have received all consents and approvals required to be obtained by Buyer in connection with the consummation of the transactions contemplated hereunder.

(e) Bill of Sale. Buyer shall have executed and delivered to Seller a Bill of Sale and Assumption agreement substantially in the form of Exhibit C hereto.

(f) Transitional Services Agreement. Buyer shall have executed and delivered to Seller the Transitional Services Agreement.

ARTICLE VI

Closing Date and Termination of Agreement

6.1 Closing Date. Subject to the satisfaction or waiver of each of the conditions set forth in Article V, the closing for the consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall, unless another date or place is agreed to in writing by Buyer and Seller, take place at the offices of Heller Ehrman LLP located at 275 Middlefield Road, Menlo Park, California, within three days of the satisfaction (or waiver) of all conditions to Closing set forth in Article V (the “Closing Date”); provided, however, that subject to the satisfaction (or waiver) of all conditions to Closing set forth in Article V, the Closing Date shall not be later than April 1, 2008.

6.2 Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing:

(a) by mutual consent of Buyer and Seller;

(b) by Buyer, upon written notice to Seller at any time, if satisfaction of any of the conditions specified in Section 5.1 becomes impossible and such condition has not been waived by Buyer;

(c) by Seller, upon written notice to Buyer at any time, if satisfaction of any of the conditions specified in Section 5.2 becomes impossible and such condition has not been waived by Seller; or

(d) by any party to this Agreement provided that such party has not intentionally delayed the Closing, if the Closing, including the funding contemplated by Section 1.2 hereof, has not occurred by June 2, 2008.

6.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.2, written notice thereof shall be promptly given by the terminating party to the other parties and thereafter this Agreement shall forthwith become void; provided, however, that any party which breached this Agreement shall remain responsible for any damages caused to the other party due to such breach.

ARTICLE VII

Indemnification

7.1 Indemnification by Seller. After the Closing Date and subject to the additional provisions set forth in this Article VII, Seller shall indemnify Buyer and Buyer’s stockholders, officers, directors, employees and representatives (each a “Buyer Indemnitee”) against, and hold each Buyer Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all expenses, including, without limitation, reasonable legal fees and costs of settlement (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Buyer Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy as of the date hereof or the Closing Date of any representation or warranty of Seller contained in this Agreement or the Transaction Agreements delivered to Buyer pursuant to the provisions of this Agreement or the Transaction Agreements

(in each case, determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” or other terms of similar import or effect); (ii) any breach by the Seller or any failure of Seller to perform any of the covenants or obligations contained in this Agreement or the Transaction Agreements delivered to Buyer pursuant to the provisions of this Agreement or the Transaction Agreements; (iii) the Excluded Assets and the Excluded Liabilities; and (iv) Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Business or the Purchased Assets.

7.2 Indemnification by Buyer. After the Closing Date and subject to the additional provisions set forth in this Article VII, Buyer shall indemnify Seller and Seller’s stockholders, officers, directors, employees and representatives (each a “Seller Indemnitee”) against, and hold each Seller Indemnitee harmless from, any and all Losses, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Seller Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or the Transaction Agreements delivered to Seller pursuant to the provisions of this Agreement or the Transaction Agreements (in each case, determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” or other terms of similar import or effect); (ii) any breach by the Buyer or any failure of Buyer to perform any of the covenants contained in this Agreement or the Transaction Agreements delivered to Seller pursuant to the provisions of this Agreement or the Transaction Agreements; and (iii) the Assumed Liabilities.

7.3 Losses. As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by an Indemnitee in the absence of claims by third parties.

7.4 Third Party Claims.

(a) If any Buyer Indemnitee or Seller Indemnitee (each referred to as an “Indemnitee”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as an “Indemnifiable Claim”) with respect to which Seller or Buyer (each referred to as “Indemnitor”) are or may be obligated to provide indemnification, the Indemnitee shall promptly notify the Indemnitor in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure.

(b) The Indemnitors shall have thirty days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty-day period, in which case the Indemnitors shall have until the date that is ten days before the required response date) to acknowledge responsibility and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnitees shall cooperate with the Indemnitors in connection therewith; provided, that (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided that the fees and expenses of such Indemnitee’s counsel shall not be borne by the Indemnitors, (ii) the Indemnitor shall not settle any Indemnifiable Claim without the

Indemnitee’s consent if the settlement (A) requires the Indemnitee to admit wrongdoing, pay any fines or refrain from any action, (B) does not include a full release of Indemnitee or (C) may reasonably be expected to impact the ongoing operations of the Business, and (iii) if, in the opinion of counsel to the Indemnitor, either (x) the Indemnitee has separate defenses from the Indemnitor or (y) there is a conflict of interest between the Indemnitor and Indemnitee or (z) there is any danger of criminal liability of the Indemnitee, then the Indemnitee shall be permitted to retain special counsel of its own choosing at the expense of the Indemnitor. So long as the Indemnitor is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld.

(c) If the Indemnitor does not notify the Indemnitee within thirty days after receipt of the Claim Notice (or before the date that is ten days before the required response date, if the claim or action requires a response before the expiration of such thirty day period), that it acknowledges responsibility and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnitee shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnitee shall notify the Indemnitor of any compromise or settlement of any such Indemnifiable Claim.

7.5 Survival Period. The representations and warranties contained in this Agreement or in any certificate, schedule or document delivered hereunder shall survive the Closing Date as follows:

(a) the representations and warranties in Section 2.1 (Organization), Section 2.2 (Authorization), Section 2.12 (Brokers), Section 3.1 (Organization and Qualification), and Section 3.2 (Authorization) shall terminate on the date that is 30 days following the expiration date of the applicable statute of limitations; and

(b) all other representations and warranties contained in this Agreement or in any certificate, schedule or document delivered hereunder shall survive the Closing Date until 11:59 p.m. California time on the date that is 12 months following the Closing Date.

The indemnification obligations under Section 7.1(iii) and 7.2(iii) and the covenants of Buyer set forth in Section 1.2 of this Agreement shall survive the Closing indefinitely and all other covenants to be performed after the Closing Date under this Agreement, including without limitation, the indemnification obligations under Section 7.1 (ii), 7.1(iv) and 7.2(ii), shall survive the Closing Date until 11:59 p.m. California time on the date that is 30 days following the later of the expiration date of the applicable statute of limitations or the time for performance thereof. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a Claim Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII. Neither the period of survival nor the liability of Seller or Buyer (as the case may be) with respect to Buyer’s or Seller’s representations and warranties shall be affected by any investigation made at any time (whether before or after the Closing Date) by or on behalf of Seller or Buyer or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Seller or Buyer may have as a result of any such investigation or otherwise. The Parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under the Agreement.

7.6 Limits on Indemnification. Except with respect to Excluded Liabilities (in the case of Seller) and Assumed Liabilities (in the case of Buyer), and except with respect to claims for equitable remedies and claims based on fraud, neither Buyer nor Seller shall have an indemnification obligation for any amount for Losses arising out of or resulting from the causes enumerated in Sections 7.1(i) or 7.2(i), as appropriate, in excess of fifty percent (50%) of the Cash Purchase Price, and neither Buyer nor Seller shall have any indemnification obligation arising out of or resulting from the causes enumerated in Section 7.1(i) or 7.2(i), as appropriate, until the amount of all claimed indemnity payments exceeds $2,000,000, after which time Buyer or Seller, as appropriate, shall be liable for all such indemnity payments above such amount; provided, however, that the foregoing limitations shall not apply to recovery for an inaccuracy in or breach of a representation or warranty contained in Section 2.1 (Organization), Section 2.2 (Authorization), Section 2.12 (Brokers), Section 3.1 (Organization and Qualification) or Section 3.2 (Authorization).

7.7 Treatment of Indemnification Payments. Each of Buyer and Seller agrees to treat any payment made under this Article VII as an adjustment to the Cash Purchase Price.

7.8 Pre-Closing Infringement Indemnification.

(a) Seller will defend, indemnify and hold harmless the Buyer Indemnitees from and against any damages from any third party (other than any Affiliates of Buyer) suit, claim or proceeding (including any court costs, reasonable attorneys’ fees, and related litigation or arbitration expenses) brought against Buyer between the Closing Date and the third anniversary of the Closing Date arising out of or related to infringement or misappropriation by the Business Products sold by Seller prior to the Closing Date of third-party intellectual property rights, including without limitation patent, copyright and trade secret rights (“Special Indemnification Matters”).

(b) Seller will not have liability under this Section 7.8 to the extent the infringement or misappropriation of third-party intellectual property rights arises from (i) Buyer’s modification of the Business Products, or (ii) the combination of the Business Products with programs, data, equipment or materials not supplied by Seller (if such infringement would have been avoided by the use of the Business Products without such programs, data equipment or materials).

(c) Seller’s obligation to indemnify Buyer pursuant to this Section 7.8 shall only arise if: (i) Buyer promptly notifies Seller in writing of the claim; (ii) Seller has sole control of the defense and of any negotiations for its settlement; and (iii) Buyer provides Seller with reasonable assistance (at Seller’s expense), information, and authority necessary to perform the above. Notwithstanding anything to the contrary in the foregoing, Buyer shall be entitled to engage its own counsel at its own expense to participate in such defense and any negotiations, and Seller shall not make any admission that would be binding upon or detrimental to Buyer or make any compromise or settlement that would result in liability to Buyer without Buyer’s express prior written consent, such consent not to be unreasonably withheld or delayed.

(d) Without limiting Seller’s obligations pursuant to Section 7.8(a), Seller shall have the right but not the obligation, to procure for the benefit of Buyer, at Seller’s expense, the right or license to any intellectual property alleged to have been infringed or misappropriated.

(e) THIS SECTION 7.8 SETS FORTH SELLER’S SOLE AND EXCLUSIVE OBLIGATIONS WITH RESPECT TO THE SPECIAL INDEMNIFICATION MATTERS. For the avoidance of doubt, this Section 7.8(e) is not intended to limit Seller’s liability for breaches of Section 2.5.

(f) SELLER’S OBLIGATION UNDER THIS SECTION 7.8 SHALL NOT EXCEED TWENTY PERCENT (20%) OF THE CASH PURCHASE PRICE.

ARTICLE VIII

Miscellaneous

8.1 Further Actions. From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Purchased Assets to Buyer and its respective successors and assigns effective as of the Closing (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby. To the extent that the rights of Seller under any Contract may not be assigned without the consent of another person which has not been obtained by Seller prior to the Closing, neither this Agreement nor the Bill of Sale and Assumption Agreement shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the instrument in question so that Buyer would not effectively acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the instrument, shall, at Buyer’s request and expense, act as Buyer’s agent in order to obtain for Buyer the benefits thereunder and cooperate, to the maximum extent permitted by law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer (including, without limitation, by entering into an equivalent arrangement). Notwithstanding Buyer’s decision to consummate the Closing in the absence of any such consent, after the Closing Seller shall use its commercially reasonable efforts to obtain all such consents and, if and when any is obtained, Seller shall promptly assign the instrument in question to Buyer.

8.2 Expenses. Except as expressly set forth herein, Seller and Buyer shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

8.3 Entire Agreement. This Agreement, which includes the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the Parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto, other than the Non-Disclosure Agreements between Buyer and Seller.

8.4 Descriptive Headings; Definitions. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, the term:

(i) “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise;

(ii) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such Person, and “Control” (including, with its correlative meanings, the terms “Controlling”, “Controlled by” and “under Common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(iii) “Contract” means any written, oral or other agreement, contract, subcontract, lease, sublease, mortgage, indenture, deed of trust, pledge, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, guarantee, insurance policy, benefit plan, permit, franchise or other instrument, obligation, commitment or undertaking of any nature; and

(iv) “GAAP” United States generally accepted accounting principles, as in effect from time to time, consistently applied.

8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:	Macrovision Corporation
2830 De La Cruz Boulevard
Santa Clara, California 95050
Attention: Alfred J. Amoroso, President
and Chief Executive Officer
Facsimile No.: 408-567-1810

With a copy to:	Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention: Jon Gavenman
Facsimile No.: 650-324-6635

If to Buyer:	Flexco Holding Company, Inc.
Attention: Orlando Bravo
c/o Thoma Cressey Bravo, Inc.
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Facsimile No.: 415-392-6480

With a copy to:	Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Gerald T. Nowak
Facsimile No.: 312-861-2200

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.

8.7 Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that any or all rights of Buyer to receive the performance of the obligations of Seller hereunder and rights to assert claims against Seller in respect of any inaccuracy in or breach of any representations, warranties or covenants of Seller hereunder, may be assigned by Buyer to any Affiliate of Buyer or to a buyer of the Business, and the Buyer may assign this Agreement, such rights and its rights under the Transaction Agreements to one or more lenders as collateral security.

8.8 Waivers and Amendments. Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the Parties hereto. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

8.9 Third Party Rights. Notwithstanding any other provision of this Agreement, and except as expressly provided in Article VII hereof or as permitted pursuant to Section 8.7 hereof, this Agreement shall not create benefits or rights on behalf of any shareholder or employee of Seller, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

8.10 Public Announcements. None of the parties to this Agreement or their Affiliates shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that such prior written consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) shall not be required for releases, announcements or communications required to comply with any applicable Law or Nasdaq requirements.

8.11 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

MACROVISION CORPORATION

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

“BUYER”	FLEXCO HOLDING COMPANY, INC. a Delaware corporation

	By:	/s/ Seth Boro
	Name:	Seth Boro
	Title:	Secretary

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBIT A

Transitional Services Agreement

EXHIBIT B

Purchased Assets

Proprietary Rights. All Intellectual Property owned or purported to be owned by Seller that (i) is used, exercised or exploited (“Used”) primarily by the Business, including in the Products and brands within the Business or (ii) if not assigned to Buyer hereunder, would be infringed after the Closing by Buyer’s operation of the Business in a manner substantially similar to the operation of the Business by Seller prior to the Closing, including but not limited to, all of Seller’s right, title and interest in, to and under (i) all patents, inventions (whether or not patented or able to be patented), works of authorship, data, technology, know-how, trade secrets, ideas and information, designs, formulas, algorithms, processes, methods, schematics and computer software (in source code and/or object code format) primarily related to the Business; (ii) all trade names, trade and service marks, logos, domains, URLs, websites, addresses, and other designations primarily related to the Business (“Marks”); and (iii) to the extent primarily related to the Business, patent rights, Mark rights, copyrights, trade secret rights, moral rights, and all other intellectual and industrial property rights of any sort throughout the world and all applications, registrations, issuances and the like with respect thereto (“IP Rights”) (collectively, the “Purchased Intellectual Property”), and all rights to sue for past, present or future infringement of any of the foregoing; in each case, except with respect to the Licensed Assets and the Licensed-Back Assets.

Customer Lists, Marketing Materials and Documentation. All customer lists, vendor lists or other documents primarily used by, or primarily held for use by, Seller in the Business, including, but not limited to, correspondence, credit information, manuals, data, sales, marketing, training and advertising materials, files and form contracts specifically relating to the Business, the Purchased Assets described in the other clauses of this Exhibit B or to the Assumed Liabilities, including, but not limited to, the files and records, if any, which reflect the principal terms of each Assumed Contract.

Contracts. All of Seller’s rights and interests under the following Contracts: (A) all Contracts listed on Schedule A1 as “Assumed Contracts,” (B) all customer Contracts of the type specified on Schedule A1 of the Disclosure Schedule, (C) all Contracts that Buyer approves in writing prior to Closing, and (D) all other Contracts exclusively relating to the conduct or operation of the Business or to which any of the Purchased Assets or Assumed Liabilities is subject which either are entered into after the date hereof in accordance with the terms hereof, or which Buyer determines to assume at Closing including, in the cases of clauses (A), (B), (C) and (D), all rights to receive goods and services purchased pursuant to such Contracts and all claims and rights to take any other actions arising out of or related to such Contracts or the Purchased Assets, or in respect thereof (collectively, the “Assumed Contracts”).

Books and Records. Copies of all business, accounting and financial records pertaining to or necessary for the operation of the Business or the Purchased Assets or the Assumed Liabilities including any and all data and records pertaining to the Retained Employees to the extent not prohibited under applicable Law and lists of customers, suppliers, vendors, distributors and sales prospects to the extent not prohibited under applicable law, and sales literature, promotional literature, brochures, user manuals, graphics, artwork, and other selling and advertising materials.

B-1

Authorizations. All federal, foreign, state, local or other governmental consents, licenses, permits, grants or authorizations and the like owned, held or utilized by Seller primarily in the operation of the Business, subject to Section 8.1 of the Agreement, to the extent Seller is permitted to assign the same to Buyer and does not need to retain them to operate Seller’s remaining businesses, including, but not limited to, those which are listed on Schedule A2 (the “Authorizations”).

Inventory. All items of inventory primarily used or held for use primarily in connection with the Business (the “Inventory”), including, but not limited to, those items listed or described on Schedule A3 as of the date hereof; Seller shall provide an updated Schedule A3 as of the Closing Date, which schedule may, with the prior written consent of Buyer, which consent shall not be unreasonably withheld, be adjusted, as necessary, within five (5) business days after the Closing Date to reflect adjustments occurring prior to the Closing Date, accompanied by a certificate signed by Seller’s Chief Financial Officer and delivered to Buyer.

Furniture, Fixtures, Equipment, etc. Those items of furniture, fixtures, leasehold improvements, equipment, computers, computer software (subject to Section 8.1, to the extent assignable or transferable), photocopy machines and office supplies, whether owned or leased by Seller, primarily used in or held for use primarily in the Business (the “Furniture, Fixtures and Equipment” or “Equipment”) including, but not limited to those that are listed on Schedule A4 or that have otherwise been identified in writing as such by the mutual agreement of the Parties (but excluding those that are specifically identified as excluded on Schedule A4 or that have otherwise been specifically identified in writing as excluded by the mutual agreement of the Parties). For the avoidance of doubt, Equipment shall include Seller’s Pivotal CRM system but shall not include any other back-office systems such as financial, information technology or email systems.

Accounts Receivable. All accounts receivable of the Business and all notes, bonds and other evidences of indebtedness and rights of the Business to receive payments, in each case related to the Business arising in the ordinary course of business consistent with past practice and included in the calculation of Closing Working Capital and calculated in accordance with GAAP (“Accounts Receivable”).

Other Items of Property. All other items of property, supplies or other assets other than the Excluded Assets, primarily used by or held for use primarily by Seller in connection with the Business including those that are listed on Schedule A5 or that have otherwise been identified as such by the mutual agreement of the Parties (“Other Items of Property”).

Goodwill. All goodwill associated with the Business and any of the assets, properties and rights set forth above.

Leased Facilities. The leases in the current headquarters and sales facilities of the Business (to the extent assignable or transferable) located in Schaumburg, Illinois, Maidenhead, England and Cheshire, England, respectively (collectively, the “Facilities”).

B-2

EXHIBIT C

Bill of Sale and Assumption Agreement